EXHIBIT 10F

                  VESSEL CONSTRUCTION CONTRACT FOR TWO VESSELS

   THIS CONTRACT is entered into as of this 30th day of December 1996 (the "Contract Date") between Halter of Louisiana, Inc., a corporation organized and existing under the laws of the state of Louisiana (the "Builder"), Halter Marine Group, Inc., a corporation organized and existing under the laws of the state of Delaware (the "Guarantor") and Coastal Ship, Inc., a corporation organized and existing under the laws of the state of Delaware (together with its successors and assigns, the "Purchaser").

   WITNESSETH:

   WHEREAS, Purchaser desires to have Builder construct two 408'9" x 100' container deck barges (the "Vessels") at Builder's (or its affiliates') shipyards in Pearlington, Mississippi, Gulfport, Mississippi and New Orleans, Louisiana in accordance with this Contract; and

   WHEREAS, Builder's performance under this Contract will be guaranteed by the Guarantor; and

   WHEREAS, Purchaser will finance such construction pursuant to a Construction and Term Loan Agreement to come from a bank or other financial institution under terms acceptable to Purchaser in its sole discretion and to be entered into upon receipt of a Title XI guaranty commitment from the United States Maritime Administration under terms acceptable to Purchaser in its sole discretion (the "Loan Agreement"). This Contract is conditioned upon execution of a Loan Agreement that is satisfactory in all respects to the Purchaser. The initial payment under this contract shall be due in accordance with this Agreement by Purchaser to Builder within three days of execution of the Loan Agreement and the delivery and payment schedules of the Vessels shall be determined based on the date of that initial payment (the "Effective Date").

   WHEREAS, Builder is willing to construct the Vessels for the consideration and under the other terms and provisions called for by this Contract and the Intercreditor Agreement (as hereinafter defined).

   NOW, THEREFORE, Purchaser and Builder agree as follows:

   ARTICLE I - DESCRIPTION OF WORK:

   Builder, for and in consideration of the obligations of Purchaser hereinafter set forth, agrees to build, equip, and complete, free and clear of any liens, claims and encumbrances, the Vessels, in accordance with the Contract Documents (as hereinafter defined). Purchaser and Builder acknowledge that certain portions of the construction of the Vessels will be performed at the Gulf Coast Fabrication, Inc. shipyard in Pearlington, Mississippi, the Halter Marine Shipyard in Gulfport, Mississippi and Equitable Shipyard in New Orleans, Louisiana all owned by affiliates of Builder (collectively, "Builder's Yard"). As set forth on Exhibit "A" to this Contract, "Contract Documents" are defined as: (a) This Contract; (b) Specifications, dated December 26, 1996 (Exhibit "A-1" to this Contract); and the Contract Guidance Drawings (the "Drawings") listed on Exhibit "A" to this Contract.

   Except for any Purchaser-furnished equipment as may be listed in the Contract Documents, Builder agrees to furnish all plant, labor, tools, equipment, dry docks and material necessary for the construction of the Vessels. The construction of the Vessels shall be performed in a workmanlike manner pursuant to the standards commonly obtained in first class shipyards and in accordance with the requirements of the Contract Documents.

   Purchaser and Builder acknowledge that the Vessels shall be constructed according to the design, specifications and engineering provided by Purchaser, its contractors (except Builder), subcontractors, employees, agents or architects as set forth in the Contract Documents (the "Purchaser's Design") as approved by the American Bureau of Shipping (the "Classification Society'). Builder shall have no responsibility whatsoever for the adequacy or suitability of such design.

   The Vessels shall meet the applicable requirements of the regulatory bodies as set forth in the Contract Documents and, to the extent required by the Contract Documents, certificates evidencing the required compliance of the Vessels shall be furnished by Builder to Purchaser. Builder shall indicate to Purchaser any changes from the Contract Guidance Drawings and shall furnish Purchaser with a full list of all such changes to Purchaser. Builder shall be responsible for any required stability test(s) and related activities necessary for securing the stability letter, all at Builder's cost and expense.

   Decisions of the Classification Society as to compliance or non-compliance with classification rules shall be binding and final upon both parties hereto, provided that Builder shall appeal any decision of the Classification Society as may be reasonably requested by Purchaser, at Purchaser's sole cost and expense. Disputes arising prior to delivery of each of the Vessels to Purchaser and concerning the Specifications, Drawings and other technical disputes related to the construction of the Vessels shall be resolved as set forth in this paragraph. Builder and Purchaser shall each appoint an impartial, disinterested arbitrator and such arbitrators shall select a third impartial, disinterested arbitrator (collectively the "Technical Arbitrators") and the Technical Arbitrators shall then promptly arbitrate such dispute. Any expense of the Technical Arbitrators (excluding attorneys' fees) in connection with the resolution of such technical disputes shall be paid by the party against whom the adverse decision was rendered.

   The Vessels shall also comply with the rules, regulations and requirements of other regulatory bodies as described in the Contract Documents in effect as of the Effective Date, including but not limited to the rules and regulations of the United States Coast Guard (hereinafter "Coast Guard") applicable to documented United States vessels of the same type as the Vessels. Decisions by the Coast Guard or other such regulatory bodies as to the compliance or non-compliance with respect to the respective rules, regulations and requirements of such bodies shall be final and binding upon both parties, provided that the foregoing shall not prevent either party from exercising its right of appeal on petition to such body in respect of its decision.

   All fees and charges in compliance incidental to the classification of the Vessels and compliance with the above referred rules shall be paid as follows: (A) Builder shall be responsible for inspection by such Classification Society, the Coast Guard, and other regulatory bodies, including reasonable travel expenses of the inspectors, (B) Purchaser shall be responsible for all drawing review fees, costs and expenses of the Classification Society.

   Builder recognizes that compliance of the Vessels with the rules and regulations of the Coast Guard and the Classification Society is essential to Purchaser, and agrees accordingly that this Contract and the Contract Documents shall be construed without reference to any other rules or regulations, it being the intent of this provision that the standards to which the Vessels are to be built are those agreed upon by the Purchaser and Builder in this Contract and the other Contract Documents.

   In the event that after the Effective Date, any requirements as to class, or as to rules and regulations (or any interpretation or application thereof) to which the construction of the Vessels is required to conform are altered or changed by the Classification Society, the Coast Guard, or other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

   a. If such alterations or changes are compulsory for the Vessels, either of the parties hereto, upon receipt of such information from the Classification Society, the Coast Guard, or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the Builder shall thereupon incorporate such alterations or changes into the construction of the Vessels. The Builder and Purchaser shall agree by means of a change order ("Change Order") to adjustments reasonably requested by Builder in the Contract Price, Delivery Date and other terms and conditions of this Contract and the Contract Documents relating to the performance of the Vessels occasioned by or resulting from such alterations or changes, it being understood that the cost increase or cost savings to be reflected in such Change Order are to reflect the agreed costs, as set forth in the rate schedule in Article IV hereof, to the Builder, or savings, as the case may be, resulting from such alterations or changes. If Purchaser and Builder do not so agree, then Purchaser and Builder shall promptly submit the matter of such adjustment to arbitration in accordance with Article XIX hereof, but in any event, Builder shall promptly incorporate such changes or alterations into the Vessels without awaiting the result of any such arbitration, provided that Purchaser shall promptly deliver such Change Order in accordance with Article IV of this Contract specifically indicating the basis for any disagreement as to price or time of redelivery. Should Purchaser not (i) deliver such Change Order submitted by Builder, or (ii) submit such matter to arbitration, within fourteen (14) days of receipt from Builder of a compulsory Change Order, such Change Order shall be deemed effective against Purchaser with no further action by Builder.

   b. If such alterations or changes are not compulsory for the Vessel but the Purchaser desires to incorporate such alterations or changes into the construction of the Vessels, then, Purchaser shall notify Builder of such intention by means of a standard Change Order as provided Article IV of this Contract.

   Purchaser and Builder acknowledge that the Vessels shall be constructed according to the Purchaser's design and Specifications and that the Contract Price has been determined based on the Purchaser's Design and Specifications meeting the rules and regulations of the Classification Society, the Coast Guard and other regulatory bodies. Should the Purchaser's Design or equipment specified fail to meet the minimum requirement of the Classification Society, the Coast Guard, or other regulatory bodies with respect to the structural steel requirements of the Vessel only (any such failure, an "Original Design Change"), and require alterations or additions to the Vessels whereby the cost of the Vessels is increased or decreased and/or the time required for completion for the Vessels is increased or decreased and Builder notifies Purchaser of such

   Original Design Change, prior to the later of (i) two (2) months after receipt of approval by the Classification Society of the preliminary structural drawings or (ii) four (4) months after the Effective Date, Purchaser shall authorize, and pay for, if an increase, or receive a reduction if a decrease, as a Change Order under this Contract, any such alterations, additions, outfit and/or equipment, and shall grant Builder any extension of the Date of Delivery, as hereinafter defined, as may be required to comply with any such regulatory change.

   Should Change Orders directly related to such Original Design Changes aggregate an increase of more than one percent (1%) of the Contract Price, Purchaser shall have the right, at its option and upon ten (10) days notice to Builder, to elect to terminate this Contract by paying Builder all of Builder's actual direct costs (including a reasonable allocation of overhead and profit) to the date of such termination and all costs incurred for organizing and carrying out the stoppage of work on the Vessel, and the delivery to Purchaser of the work to date, if applicable, including yard overhead and general and administrative expenses incurred by Builder and any cancellation charges and penalties to Builder's subcontractors and suppliers. Builder shall, not later than thirty (30) days after the date it notifies Purchaser of such a Change Order which, together with all previous Change Orders necessitated by Original Design Changes in the aggregate would have a cost exceeding said one percent (1%) of the Contract Price, specify to Purchaser an estimate of (i) the aggregate amount of its said actual direct costs, and (ii) costs incurred for organizing and carrying out the stoppage and delivery of work referred to in the preceding sentence.

   Builder and Guarantor represent and warrant that each of them (i) are in good corporate standing in their respective states of incorporation (ii) has taken all corporate action necessary to authorize the execution, delivery and performance of their respective obligations under this Contract and the Intercreditor Agreement (iii) has executed this Contract by officers properly authorized to do so, and (iv) are free to enter into this Contract without violating any restrictions in their certificate of incorporation, by-laws or any other agreements. Upon request of Purchaser, Builder and Guarantor will provide Purchaser with Officer's Certificates, Secretary's Certificates or other evidence of the same. Builder and Guarantor agree to immediately notify Purchaser and the Bank if any of the above representations and warranties cease to be true or are changed in any material respect. Guarantor, the parent company of Builder, hereby unconditionally guarantees the due and prompt performance of all of Builder's obligations hereunder as if such obligations were direct obligations of the Guarantor.

   All provisions, conditions or requirements contained in the Contract Documents and any other provision, condition or requirement inconsistent or in conflict with the provisions of this Contract are superseded by this Contract, it being the intent of the parties that the provisions of this Contract shall prevail. If there is any conflict or inconsistency between the Drawings and Specifications, the Specifications shall control.

   Builder shall not employ any major subcontractor to perform the construction of the Vessels, whether initially or as a substitute without notice to Purchaser or against whom Purchaser shall have a reasonable objection.

   ARTICLE II - PRICE AND PAYMENT:

   Purchaser, in consideration of the obligation of Builder under this Contract, agrees to pay Builder the sum of FIVE MILLION SEVEN HUNDRED SIXTY EIGHT THOUSAND EIGHT HUNDRED AND SIX AND NO/100 DOLLARS
   ($5,768,806.00) per Vessel, (hereinafter the "Contract Price") and a total of ELEVEN MILLION FIVE HUNDRED THIRTY SEVEN THOUSAND SIX HUNDRED TWELVE AND NO/100 DOLLARS ($11,537,612.00) for both Vessels.

   The schedule of payments to be made by Purchaser for each of the Vessels is set forth in Exhibit "A" to this Contract. Within fifteen (15) days from the receipt of the initial payment from Purchaser, Builder shall deliver to Purchaser a preliminary production schedule (the "Preliminary Production Schedule") which includes milestone payments. Should Builder believe that a revision to the Preliminary Production Schedule is required, Builder shall have the right to revise the Preliminary Production Schedule upon notice to Purchaser.

   In the event the initial payment due from Purchaser is not tendered to Builder in immediately available funds by the close of business on the third (3rd) business day after Purchaser has executed the Loan Agreement ( the "Condition Precedent") or if the Condition Precedent is not satisfied within forty five (45) days of the Contract Signing Date, either party shall have the right to cancel this Contract, in which event neither Builder nor Purchaser shall have any further obligation to the other.

   Builder shall submit invoices for each payment set forth on Exhibit "A" which payment shall be due and payable ten (10) days from the date of each such invoice, except for the initial payment from Purchaser, which is due as set forth above. Builder may, in its discretion, charge Purchaser interest on any amounts hereunder, if not paid when due, at the rate of two and one half (2-1/2 %) percent per annum above the Chase Manhattan Bank prime rate (the "Agreed Interest Rate"), accruing from the date such amount is due until paid in full. The full Contract Price for each Vessel, including any amounts or credits due for extras, change orders, other additional costs as provided in this Contract, and interest shall be paid in immediately available funds prior to the delivery of the Vessel to Purchaser.

   If any invoice for payment shall not be paid within five (5) days of the date when due, Builder may, in its discretion, suspend or reschedule progress of the construction of the Vessels with respect to either one or both of the Vessels (such right being in addition to any other right at law or in equity), and Purchaser shall then be obligated to Builder, in addition to other amounts becoming due hereunder, for any direct costs resulting from such suspension or rescheduling of the construction of the Vessels. In addition to any other remedies available to Builder at law or in equity, Builder shall be entitled to terminate this Contract upon ten
   (10) days notice to Purchaser. If Builder elects to terminate this Contract, Builder shall have the option, in its sole discretion, to (i) sue Purchaser for damages as a result of its breach and apply any deposits or other payments made hereunder toward those damages, or (ii) retain and/or obtain title to the Vessels, free of any claim of Purchaser.

   ARTICLE III - TIME AND CONDITIONS OF DELIVERY:

   The Vessels, after required tests and trials, completed in accordance with the Contract Documents, shall be delivered to Purchaser, on or before the date set forth on Exhibit "A" (the "Date of Delivery"), or on such later date or dates as provided for in Articles I, II, IV and V hereof (the "Extended Date of Delivery"). Within fourteen (14) days of receipt of (i) final approval by the Classification Society of the structural drawings, and (ii) the initial payment due from the Purchaser, Builder shall provide Purchaser with a notice setting forth the initial Date of Delivery.

   Builder shall Deliver the Vessels to Purchaser safely afloat at the Gulf Coast Fabrication shipyard in Pearlington, Mississippi (the "Place of Delivery") or such other location as may be mutually agreed by Builder and Purchaser (the "Alternate Place of Delivery"). Upon delivery of each Vessel, Builder and Purchaser shall execute a Certificate of Delivery and Acceptance in the form of Exhibit "B" to this Contract. The expenses of transporting the Vessels to the Place of Delivery shall be borne by and be the obligation of the Builder. Should Purchaser desire to have any of the Vessels delivered at the Alternative Place of Delivery, Purchaser shall accept the Vessel and execute an Acceptance Certificate in the form of Exhibit "B-1" to this Contract (the "Acceptance Certificate") prior to Builder transporting the Vessel from the Place of Delivery to the Alternative Place of Delivery. All costs and expenses of operating and/or transporting the Vessel to the Alternative Place of Delivery and delivering the Vessel at the Alternative Place of Delivery, including but not limited to all insurance premiums and taxes, shall be borne by and be the obligation of Purchaser. If a Vessel is redelivered at the Alternative Place of Delivery, the Vessel shall be deemed delivered upon the execution of the Acceptance Certificate for purposes of determining the bonus payment to Builder or liquidated damages pursuant to this Contract.

   Builder shall furnish Purchaser on delivery of each Vessel a Bill of Sale, a Builder's Certificate and a Declaration of Warranty of the Builder that the Vessel is delivered to Purchaser free and clear of any liens, claims or other encumbrances upon the Purchaser's title thereto, and, in particular, that the Vessel is absolutely free of all liabilities of the Builder to its sub-contractors, employees, and crew, of all liabilities arising from the operation of the Vessel in trial runs, or otherwise, prior to delivery and acceptance, excepting only those liens arising by or through the acts of the Purchaser, together with any other documents as may be required by the Contract Documents. Any cost or expense in connection with the documentation of the Vessels with (as opposed to inspection of the Vessels by) the U. S. Coast Guard or other governmental agency shall be paid by Purchaser.

   If completion and delivery of a Vessel shall be delayed beyond the Date of Delivery, or Extended Date of Delivery, it is agreed that Purchaser shall suffer damages which are difficult to ascertain, and the parties hereby agree that Purchaser shall sustain, and Builder agrees to pay, liquidated damages in the amount of THREE THOUSAND AND NO/100 DOLLARS ($3,000.00) for each calendar day that delivery is delayed beyond the Date of Delivery or Extended Date of Delivery up to a maximum amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) per Vessel for liquidated damages. Purchaser's right to such liquidated damages shall be Purchaser's sole and exclusive remedy for damages or loss due to late delivery of the Vessel, and except as expressly provided herein, Purchaser specifically waives all other rights or remedies at law or in equity therefor. Notwithstanding the foregoing, liquidated damages shall cease to accrue at such time that Builder tenders delivery of the Vessel if construction of the Vessel is fully completed in accordance with the Contract Documents, except for minor items which do not adversely affect the commercial utility or efficient and lawful operation of the Vessel and Builder has agreed to correct such minor items in a timely manner.

   Builder shall be entitled to a bonus payment of ONE THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($1,500.00) per day for each day that each Vessel is delivered in advance of the initial Date of Delivery, or the Extended Date of Delivery if such Date of Delivery is extended by an event of Force Majeure caused by Purchaser, Purchaser's contractors (except Builder), subcontractors, employees, architects or engineers, provided, however, Builder shall only be entitled to such bonus payment to the extent Purchaser takes delivery of the Vessel prior to the initial Date of Delivery or the extended Date of Delivery, as the case may be. Purchaser shall be under no obligation to accept delivery of the Vessel prior to the initial Date of Delivery. Builder shall be entitled to such bonus payments based on any extension of the Date of Delivery stemming from any event of Force Majeure not caused by Purchaser only to the extent of fifty (50%) percent of the aggregate of such delay.

   If (i) Builder provides Purchaser with forty five (45) days notice of the date that Builder anticipates to deliver a Vessel, and (ii) the Vessel is not removed from the Place of Delivery or the Alternative Place of Delivery, as the case may be, within five (5) days of receipt of written notice that the Vessel is complete and available for delivery in accordance with the Contract Documents, Purchaser shall pay Builder either
   (A) FIVE HUNDRED AND NO/100 DOLLARS($500.00) per day for wharfage, if a berth is available at the Gulf Coast Fabrication shipyard Pearlington, or
   (B) the actual cost to hire a berth at another location, together with costs to relocate the Vessel to such berth, if a berth is not available at the Gulf Coast Fabrication shipyard, plus the cost of maintaining Builder's Risk Insurance on the Vessel beyond the date on which redelivery was available. Should Purchaser fail to take delivery of a Vessel within twenty (20) days of receipt of written notice duly tendered in accordance herewith the Vessel is complete and available for redelivery in accordance with the Contract Documents, Purchaser shall be in default of this Contract, and Builder shall have the right to mitigate its damages and protect its rights and interests, including, but not limited to, the right to (i) sue for specific performance of this Contract; (ii) terminate this Contract upon ten (10) days notice to Purchaser; (iii) retain any deposits or other payments made hereunder toward Builder's damages; (iv) obtain and/or retain title to the Vessels (v) exercise its rights under any security interest, lien or privilege; and (vi) to sell the Vessels, upon commercially reasonable terms and conditions and apply any monies received as follows:

   a. In the event of default by Purchaser of this Contract as above described, the Builder shall have full right and power either to complete or not to complete the Vessel as it deems fit, and to sell the Vessels at a public or private sale, upon five (5) days' prior notice to the Purchaser upon commercially reasonable terms and conditions.

   b. In the event of the sale of any of the Vessels, the proceeds of the sale received by the Builder shall be applied first to payment of all expenses attending such sale and otherwise incurred by the Builder as a result of the Purchaser's default, and then to payment of all unpaid installments of the Contract Price plus interest on such installments at the rate provided in Article II of this Contract from the respective due dates to the date of application.

   Builder's exercise of the foregoing remedies, or any other remedies or rights, shall not be deemed a waiver or release by Builder of any other rights or remedies that Builder may have at law or in equity, including, but not limited to, the right to sue for any additional damages, costs, expenses or attorneys' fees incurred by Builder as a result of Purchaser's default. Notwithstanding any provision of this Contract to the contrary, should Purchaser default under the terms of this Contract, Builder shall have the option, in its sole discretion, to terminate this Contract with respect to any of the Vessels.

   Should the delivery of a Vessel to Purchaser be delayed in excess of ninety (90) days beyond the Date of Delivery or the Extended Date of Delivery, as the case may be, based on delay by Builder, upon payment to Builder of all progress payments then due to Builder and all costs incurred to date by Builder in connection with the construction of the Vessels that are not included in the milestone events that constitute the progress payments due to Builder, provided that such amounts shall not exceed that percentage of the Contract Price that is equal to the percentage completion of the Vessels to date by Builder, Purchaser shall have right, at its option, to terminate this Contract by providing written notice to Builder and to have the Vessel completed by another shipyard.
   If so requested by Purchaser, Builder shall (a) in the least expensive manner, complete all work required to permit the Vessel to be safely removed from Builder's Yard, (b) remove its employees, agents and contractors, together with their equipment, and render all necessary assistance to the Vessel in leaving Builder's Yard at the earliest moment convenient to Builder. Once Purchaser has documented Purchaser's cost to complete the construction of the Vessels, Builder shall pay to Purchaser the difference, if any, between (a) Purchaser's reasonable auditable costs of completion, and (b) the Contract Price, as adjusted for Change Orders performed by Builder. If the unpaid balance of the Contract Price exceeds Purchaser's reasonable auditable costs of completion, such excess shall be paid to Builder.

   Should the Date of Delivery be extended pursuant to this Contract for more than one hundred eighty (180) days from the initial Date of Delivery based upon one or more events of Force Majeure pursuant to Article VI not caused by Purchaser, upon payment to Builder of (a) all progress payments then due to Builder; (b) all costs incurred to date by Builder in connection with the construction of the Vessels that are not included in the milestone events that constitute the progress payments due to Builder (including yard overhead and general and administrative expenses incurred by Builder and any cancellation charges and penalties to Builder's subcontractors and suppliers), and a profit of eight percent (8%), provided that such amounts shall not exceed that percentage of the Contract Price that is equal to the percentage completion of the Vessels to date by Builder, Purchaser shall have the right, at its option, to terminate this Contract by providing written notice to Builder. If so requested by Purchaser, Builder shall (a) in the least expensive manner, complete all work required to permit the Vessel to be safely removed from the Builder's Yard, (b) remove its employees, agents and contractors, together with their equipment, and (c) render all necessary assistance to the Vessel in leaving the Builder's Yard at the earliest moment convenient to Builder. Upon fulfilling the obligation in the previous sentence, Builder shall have no further obligation to Purchaser except as provided in the following paragraph.

   Notwithstanding anything contained in this Contract to the contrary, should Purchaser terminate this Contract pursuant to the two preceding paragraphs, Purchaser shall have ninety (90) days from such termination to notify Builder of any defective materials or workmanship which were both
   (i) included in the percentage completion of the construction of the Vessels to date by Builder and (ii) represented in the amount paid to Builder upon such termination. In no event shall Builder be liable to Purchaser for any sum in excess of the cost of repairs or replacements of the materials or workmanship, nor shall Builder be obligated to repair or replace any material or workmanship, where such repair or replacement is caused by Purchaser, its contractors (except Builder), subcontractors or employees. Builder shall have no responsibility whatsoever for such defective materials or workmanship if Purchaser does not notify Builder within the period set forth above in this paragraph.

   ARTICLE IV - CHANGES IN THE DRAWINGS AND SPECIFICATIONS:

   Purchaser has the right to request deletions or additions to the Drawings or Specifications for the construction of the Vessels and the Vessels upon notice in writing to Builder. A statement of the increase or decrease to the Contract Price and the number of days of extension, if any, to the Date of Delivery necessitated by the requested change and Builder's opinion as to whether any other changes will be necessitated by the requested change shall be submitted to Purchaser by Builder within fourteen (14) days of Purchaser's request and shall be approved by Purchaser in writing before Builder shall make any such change in the Drawings or Specifications unless Purchaser shall have agreed to arbitration as to the increase or decrease in Contract Price and/or number of days of extension and, if applicable, procured the letter of credit referred to in the last paragraph of this Article IV. Except as provided elsewhere in this Article IV, the cost increase or cost savings to be reflected in such Change Orders are to reflect the agreed costs, as set forth below, to the Builder, or savings, as the case may be, resulting from such alterations or changes: (i) labor shall be included at the following rates: $29.75 per hour during calendar year 1997 and $30.50 per hour during calendar year 1998, and (ii) material shall he included at one hundred two and six-tenths (102.6%) percent of the price paid by Builder for such material in order to compensate Builder for its costs in connection with purchasing, handling and storing said material. All credits to Purchaser for material shall be included at one hundred (100%) percent of the price paid by Builder for such material.

   In connection with increases in steel work on the Vessels as the result of an Original Design Change or a Change Order which are agreed upon prior to commencement of fabrication of the affected parts, the following shall apply: (x) additional fabricated mild steel in connection with shell plates and girders shall be included at a fixed price of $1.18 per pound (this price includes labor, material, fabrication and painting) and (y) all other additional fabricated mild steel, including, without limitation, brackets and stiffeners, shall be included at a fixed price of $1.75 per pound (this price includes, labor, material, fabrication and painting). Increases in fabricated mild steel that are agreed upon after commencement of fabrication of the affected parts shall be priced according to the labor and material schedule set forth above. Notwithstanding the foregoing, all labor and material supplied by any subcontractor of Builder in connection with a Change Order shall be included at one hundred two and six-tenths (102.6%) percent of the amount paid by Builder to the subcontractor for such labor and material; provided, however, Builder agrees that its subcontractors' prices in connection with increases in steel work as the result of a Change Order which is agreed upon prior to the commencement of fabrication of the affected parts shall be no greater than Builder's prices pursuant to this paragraph. All prices and changes in time for the completion agreed to by Builder and Purchaser and signed by the designated individual for each party, as provided herein, in a Change Order in the form of Exhibit "C" to this Contract, which shall be numbered sequentially by Builder, shall be firm and fixed unless specifically agreed to in writing.

   All Change Orders shall be incorporated into this Contract by reference at the time the Change Order becomes effective as provided herein, and all prices agreed to shall be paid for in the following manner:

   Upon the next milestone event, Purchaser shall pay to Builder, a percentage of the Change Order price that is equal to the sum of the percentages of the Contract Price due as a result of the next milestone event and all prior milestone events.

   The remaining portion of the Change Order price shall be paid with each remaining milestone event with the percentage of the Change Order price being paid at each milestone event being the same percentage as the percentage of the Contract Price paid at such milestone event.

   Any costs associated with a Change Order, that are not incorporated into a Change Order, or subject to arbitration as provided in Article I of this Contract, shall be for the account of Builder.

   The Builder may make minor changes to the Drawings and Specifications, if found necessary for introduction of improved production methods provided that Builder shall first obtain Purchaser's approval which shall not be unreasonably withheld or delayed. Such approval or denial shall be confirmed by Purchaser within fourteen (14) business days after receipt in writing of Builder's request under this Article IV of this Contract.

   The parties hereto agree to negotiate in good faith to obtain a mutually acceptable price for all Change Orders; provided, however, if the parties do not agree on the price or the extension of the Date of Delivery in connection with such a Change Order, the dispute shall be referred to arbitration in accordance with the provisions of Article I of this Contract. If the dispute relates to the price of the Change Order, each party shall promptly submit to the other party the price that it believes is reasonable and all undisputed amounts shall be paid to Builder in accordance with this Article. If the dispute is not resolved at the time of delivery to Purchaser, then contemporaneously with delivery, Purchaser shall then procure a letter of credit in an amount equal to any disputed amount plus interest thereon at the Agreed Interest Rate for a one (1) year period. Such letter of credit shall be issued by a United States bank, and shall be in such form, as may be reasonably acceptable to Builder. Such letter of credit shall further provide that it will be drawable with a final arbitral award, court decree or statement signed by both parties in the event of a settlement prior to final arbitral award or court decree. If such letter of credit or replacement letter of credit is not renewed at least thirty (30) days prior to its expiration date, Builder shall have the right to draw (but only for the purpose of holding as security for final award and only until replaced by an acceptable letter of credit) the full amount of same.

   ARTICLE V - INSPECTION BY PURCHASER'S REPRESENTATIVE(S):

   Builder will furnish reasonable space at Builder's Yard for the duly authorized representative(s) of Purchaser who shall have reasonable access to the Vessels during all reasonable hours. Purchaser's representative(s) shall promptly inspect and accept all workmanship and material which is in conformity with the Contract Documents and shall, with equal promptness, reject all workmanship and material which does not comply with the Contract Documents, provided that the acceptance of such workmanship and material by Purchaser's representative shall not prejudice the rights of Purchaser under the provisions of Article VII hereof. Purchaser's representatives shall comply with all safety procedures of Builder then in effect in Builder's Yard and all laws and regulations of governmental bodies and standard reasonable norms of conduct.

   Purchaser's representative shall have, during the construction of the Vessels, the right to attend all tests and inspections of the Vessels. Builder shall give a written notice to Purchaser's representative reasonably in advance of the date and place of such tests and inspections to be attended by him for his convenience. Builder and its subcontractors shall render such assistance and give such information to Purchaser's representative as he may reasonably require to facilitate the performance of his duties and the exercise of Purchaser's rights under this Contract. Upon Purchaser's reasonable request, Builder shall promptly furnish Purchaser's representative with sufficient copies of the results of all tests required by the Specifications.

   ARTICLE VI - FORCE MAJEURE:

   The Date of Delivery of the Vessels shall be subject to extension by reason of Force Majeure, which term is hereby defined to include the following causes, provided such causes are beyond the reasonable control of Builder: strikes, lockouts or other industrial disturbances; acts of God; acts of the Purchaser, its officers, directors, employees, agents or contractors; war, preparation for war or the acts or interventions of naval or military executives or other agencies of government; blockade, sabotage, vandalism, malicious mischief, bomb scares, insurrection or threats thereof; landslides, floods, hurricanes and earthquakes; collisions or fires; non-delivery and/or late delivery of any Purchaser-furnished supplies, material, equipment or labor, including plans, drawings or engineering; delays due to changes in drawings or specifications. Rain shall not be considered a Force Majeure event unless its occurrence within two (2) months prior to the Date of Delivery requires a shut down of a substantial portion of Builder's Yard prior to 12:00 noon on a regularly scheduled work day and, for each such day, Builder shall be entitled to a one (1) day extension of the Delivery Date. Shortages of skilled labor shall not be considered a Force Majeure event.

   Within ten (10) days of knowledge of any Force Majeure event which may affect the Date of Delivery, Builder shall notify Purchaser in writing and within thirty (30) days shall furnish Purchaser with a Force Majeure notice in the form of Exhibit "D" to this Contract, which shall be numbered sequentially by Builder. Upon receipt of any such notice, Purchaser shall, within twenty-one (21) days, acknowledge the Force Majeure notice in writing and either agree that the event is to be treated as a Force Majeure event and approve Builder's request for an extension of the Date of Delivery, or state any objections and the reasons therefor.
   If Builder fails to timely notify Purchaser of a Force Majeure event, Builder shall be estopped from thereafter claiming an extension of the Date of Delivery as a result of the Force Majeure event for any period of delay more than thirty (30) days prior to said notice. If Purchaser should fail to respond within twenty-one (21) days, the extension of the Date of Delivery shall be considered approved.

   If the completion of the Vessel is delayed by one or more events of Force Majeure, the Date of Delivery shall be extended by a period equal to one
   (1) day for each day, or portion thereof, by which the delivery of the Vessels was delayed by such events of Force Majeure. Notwithstanding any provision in this Contract to the contrary, an event of Force Majeure affecting any of the Vessels shall not extend the Date of Delivery for all subsequent Vessels hereunder unless that event of Force Majeure also effected subsequent Vessels, in which case a specific notice with explanation concerning the subsequent Vessels shall be given by Builder to Purchaser.

   ARTICLE VII - WARRANTY:

   During the Warranty Period, as hereinafter defined, Builder warrants that all labor furnished by Builder, its employees and subcontractors, all Builder furnished materials and all Vessels constructed under this Contract will be free from defects and shall conform to the requirements of the Contract Documents.

   Builder shall have no responsibility whatsoever with respect to any claim under this Warranty not reported in writing to Builder within three hundred sixty-five (365) days from the Delivery Date as specifically defined in this Article VII (such 365 day period being hereinafter referred to as the "Warranty Period").

   For purposes solely of this Article VII, "Delivery Date" shall be defined as the earlier of the following: (1) fourteen (14) days after date of a written notice from Builder that the Vessel is complete in accordance to the Contract Documents and the Vessel is available for delivery, or (2) the date of actual delivery of the Vessel.

   In the event Purchaser timely notifies Builder of any claim covered under this Warranty, Builder shall correct the non-conforming work by making repairs or replacements at its option at a yard designated by Builder without expense to Builder for transporting the Vessel, or any component thereof, to or from that yard; provided, however, that if it is not practical to have the Vessel proceed to such yard, Purchaser may, with prior written consent of Builder, have such repairs or replacements made elsewhere, and, in such event, Builder shall reimburse Purchaser a sum equivalent to (i) one hundred twenty (120%) percent of the amount Builder would have expended at such yard at Builder's then prevailing rates, or
   (ii) the amount actually expended by Purchaser, whichever is less. In no event shall Builder be liable to Purchaser for any sum in excess of the cost of repairs or replacements as specified above, nor shall Builder be obligated to repair or replace any material or equipment, where such repair or replacement is caused by the negligent operation or maintenance of the Vessel, its equipment, or components.

   Notwithstanding anything contained in this Contract to the contrary, Builder makes no express or implied warranty that any new or rebuilt equipment, material or components purchased from suppliers or manufacturers and installed on the Vessels are free from manufacturers' defects; provided, however, Builder warrants that the installation of such equipment, material and components shall be conducted in a proper and workmanlike manner and that Builder shall use reasonable care to inspect, in accordance with Builder's usual and customary shipbuilding practice, such equipment material and components prior to installation. Builder agrees to utilize equipment, material and components with manufacturer's warranties where such warranties are customarily offered by manufacturers, provided, however, Builder shall have no obligation to (i) incur any expense in obtaining such warranty or (ii) purchase any extended warranty, unless Purchaser expressly requests such action, in which case all expenses in connection with Purchaser's request shall be at Purchaser's sole cost and expense. To the extent available, Builder agrees to transfer and assign to Purchaser, without warranty of Builder with respect thereto, any manufacturer's warranties covering equipment, material or components furnished by others and Builder further agrees to cooperate with Purchaser to enforce any such manufacturer's warranties, short of instituting legal action on Purchaser's behalf and/or incurring other legal fees or expenses. Builder represents that the Vessel and all equipment, material and components incorporated therein (except those specifically designated by Purchaser as aforesaid), shall be of first class marine quality.

   Except as otherwise provided herein with respect to the Builder's Design (as hereinafter defined), Builder has no responsibility whatsoever for the design or engineering of the Vessels. Builder shall obtain the approval of the Classification Society, where such approval is required, for the classification of the Vessels or as otherwise desired by Builder. Upon obtaining such approval by the Classification Society, Builder shall have no responsibility whatsoever for the design or engineering of the Vessels. Any design, working drawings or engineering provided by Builder (not duplicative of, and as opposed to, the Purchaser's Design) which has not been reviewed and approved by the Classification Society (the "Builder's Design") shall be performed diligently and in accordance with first class industry standards.

   With respect to paint, Builder warrants that it will purchase paint of good marine quality in accordance with the Contract Documents and that it will apply the paint in accordance with the manufacturer's specifications and recommendations, and Builder makes no warranty, express or implied, with respect to the paint or the manufacturer's specifications and recommendations.

   THE WARRANTY AND REMEDIES SET FORTH IN THIS ARTICLE VII ARE IN SUBSTITUTION OF AND IN LIEU OF ANY AND ALL OTHER WARRANTIES AND REMEDIES EXPRESSED OR WHICH MIGHT BE IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR WORKMANLIKE SERVICES) WITH RESPECT TO THE CONSTRUCTION, DELIVERY AND SALE OF THE VESSELS, AND BUILDER SHALL, FOLLOWING SAID DELIVERY AND SALE, IN NO EVENT BE LIABLE TO PURCHASER FOR THE BREACH OF ANY WARRANTY, GUARANTY, OR REMEDY, EXPRESSED OR IMPLIED, IN FACT OR IN LAW, EXCEPT AS SPECIFICALLY SET FORTH ABOVE. BUILDER SHALL AT NO TIME AND IN NO EVENT BE LIABLE TO PURCHASER OR TO ANYONE CLAIMING TO OR THROUGH PURCHASER FOR LOSS OR DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSS OF PROFITS RESULTING FROM ANY CAUSE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, ANY ACT, ERROR, OMISSION, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCT LIABILITY, OR OTHERWISE OF BUILDER, ITS EMPLOYEES OR SUBCONTRACTORS. THE PARTIES HERETO AGREE THERE ARE NO WARRANTIES GIVEN WHICH EXTEND BEYOND THE LANGUAGE OF THIS ARTICLE.

   Builder does not warrant any components, equipment, engineering, specifications, designs or plans specified or furnished by Purchaser, its contractors (except Builder), subcontractors, employees, architects or engineers, or any labor performed by others (other than Builder or Builder's subcontractors) at the direction or request of Purchaser or Purchaser's representative(s), and Builder specifically disclaims any warranties, express or implied, in connection therewith. To the extent Purchaser, its contractors (except Builder), subcontractors, employees, architects or engineers furnished any components, equipment, designs, plans, engineering or specifications, Purchaser agrees to protect, defend, indemnify and hold Builder, its subcontractors, employees, officers, directors, and its subsidiaries and affiliates (if more than 50% owned) harmless from and against any and all liability, obligations, claims, demands or actions of any nature for personal injury, death, or property damage, arising out any such components, equipment, design, plan, engineering or specification.

   ARTICLE VIII - INSURANCE:

   Until each Vessel has been completed, physically delivered at the Place of Delivery and accepted by Purchaser, Builder shall cause such Vessel and all materials, outfitting, equipment, and appliances to be installed in the Vessel including all materials, outfitting, equipment and appliances provided by Purchaser and delivered to Builder's Yard for the construction of the Vessels or in the construction thereof, to be declared under a Builder's Risk Policy(ies) the terms of which shall correspond to the American Institute Clauses or Institute of London Underwriters Clauses for Builders Risk in force and effect at the time that the construction of the Vessels is commenced when the Vessel's keel is laid, all at Builder's expenses. The amount of any payment under said Builder's Risk Policy(ies) shall be subject to policy(ies). Such Builder's Risk Policy(ies) shall name Purchaser and Purchaser's lender as joint loss payees, as their interests may appear; provided, however, Purchaser shall have no obligation to pay the premium for such Builder's Risk Policy(ies).

   Partial losses, if any, shall be payable to Builder and the proceeds thereof devoted by Builder to the repair and/or replacement of the damage satisfactory to the Classification Society and the regulatory bodies. Builder shall advise Purchaser promptly of any such occurrence. In the event that an "actual total loss" or a "constructive total loss" (as these terms are defined in the Builder's Risk Policy(ies)) should occur prior to the Vessels being complete and ready for delivery, the Builder shall, as the parties hereto shall mutually agree, either:

   (1) Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the damage to the affected Vessel, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Date of Delivery and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

   (2) Refund immediately to the Purchaser upon receipt of such insurance proceeds, and whether or not such proceeds shall be sufficient therefor, all installments paid to the Builder under this Contract including an amount equal to the value of any Purchaser's supplies or property which have become a total loss, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith (except those that by their terms survive the termination of this Contract) and title to the Vessel that is accepted by the Builder's Risk underwriters to be an actual or total constructive loss shall revert to Builder. Builder shall retain all such insurance proceeds not payable to Purchaser pursuant to the terms of this paragraph.

   If the parties fail to reach such agreement within thirty (30) days after the Vessel is determined and is accepted by the Builder's Risk underwriters to be an actual or total constructive loss, the provisions of subparagraph 2 above shall apply.

   Builder shall also purchase and maintain, at its expense, during the life of this Contract, Worker's Compensation Insurance at statutory amounts, with Longshoreman & Harbor Workers Compensation Act coverage endorsement, Employer's Liability Insurance in the amount of at least Two Million Dollars ($2,000,000) and Public Liability Insurance against property damage, death and bodily injury in the amount of not less than Two Million Dollars ($2,000,000).

   A confirmation of insurance outlining the pertinent terms and conditions of the Builder's Risk Policy(ies) referred to in sub-paragraph A above shall be provided to Purchaser and Purchaser shall be furnished a certificate of insurance as to all other policies required hereunder. The original of the said Builder's Risk Policy shall be available in the Builder's or Guarantor's office. All of the policies of insurance and certificates referred to herein shall contain a provision requiring the insurer at risk to give Purchaser thirty (30) days' notice, in writing, prior to the cancellation of any such insurance.

   ARTICLE IX - TAXES:

   Any transportation, sales, use or other tax which may be levied on, or imposed by any state, local, federal, municipal or other governmental agency in connection with the delivery or sale of the Vessels or any personal property tax which may be levied or imposed with respect to the transfer to Purchaser of title to the Vessel shall be paid by Purchaser. Builder agrees that it shall not pay any such tax on behalf of Purchaser, or concede any liability on behalf of Purchaser for same, without prior notice to Purchaser.

   To the extent any Vessel is subject to any waiver, exemption, suspension of, or exception to, sales, use or other tax of any government or agency, Purchaser shall provide Builder upon request with certificates or other documents as required by applicable law evidencing Purchaser's and/or the Vessels' entitlement to any such waiver, exemption, suspension or exception. Purchaser's obligations under this Article shall survive delivery of the Vessels to Purchaser and completion of this Contract.

   ARTICLE X - PATENTS:

   Builder agrees to defend, indemnify and hold harmless Purchaser against loss or damage sustained by Purchaser by reason of any alleged infringement of patent rights or other proprietary interests in any materials, processes, machinery, equipment, or hull form selected by Builder.

   Purchaser agrees to defend, indemnify and hold harmless Builder against loss or damage sustained by Builder by reason of an alleged infringement of patent rights or other proprietary interests in any materials, designs, processes, machinery, equipment, or hull form selected by Purchaser or required by the Contract Documents.

   ARTICLE XI - USE OF THE DRAWINGS AND SPECIFICATIONS:

   The Purchaser and its naval architect C.R. Cushing and Co. retain all rights with respect to the Specifications, the Drawings, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and the construction of the Vessels (the "Confidential Information"). It is understood that the Confidential Information has been produced by Purchaser for purposes of this paragraph and Builder undertakes not to disclose the Confidential Information or divulge any information contained therein, directly or indirectly, to anyone without the prior written consent of Purchaser.

   Builder acknowledges that Purchaser believes the Confidential Information contains proprietary design information, the release of which would harm Purchaser. In addition to maintaining the information in strict confidence, Builder agrees not to disclose the terms of this Agreement to any third party.

   The provisions of this Article XI shall survive and be binding upon Builder and Purchaser notwithstanding any rescission or other termination of this Contract.

   ARTICLE XII - BANKRUPTCY:

   If either party hereto shall be adjudicated as bankrupt or an order appointing a receiver of it or of the major part of its property shall be made, or an order shall be made approving a petition or answer seeking its reorganization under the Federal Bankruptcy Act, as amended, or if either party shall institute proceedings for voluntary bankruptcy or apply for or consent to the appointment of a receiver of itself or its property, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due for the purpose of seeking a reorganization under the Federal Bankruptcy laws, or otherwise, then, in any one or more of such events, the other party to this Contract shall have the option at its discretion to terminate this Contract by written notice. Termination of this Contract pursuant to the provisions of this Article by one party to this Contract shall not relieve the other party from any payment obligations hereunder due and owing as of the date of such termination or from any obligations due or which may become due under Article IX of this Contract. Should Purchaser terminate this Contract pursuant to this Article, Purchaser shall have the right, at its option, to have the Vessels completed by another shipyard.

   ARTICLE XIII - NOTICES:

   Notices required by this Contract shall be in writing and shall be delivered in person or by registered mail, return receipt requested or by overnight courier service with evidence of receipt.

   Notices to Builder shall be addressed to:

        Halter Marine of Louisiana, Inc.
        c/o Halter Marine Group, Inc.
        13085 Seaway Road P.O. Box 3029
        Gulfport, MS 39505
        Attn: John Dane, III, President

   Notices to Guarantor shall be addressed to:

        Halter Marine Group, Inc.
        13085 Seaway Road P.O. Box 3029
        Gulfport, MS 39505
        Attn: John Dane, III, President

   Notices to Purchaser shall be addressed to:

        Coastal Ship, Inc.
        Fifth Floor
        500 Park Avenue
        New York, New York 10022
        Attn: John D. McCown, President

   In all matters relating to this Contract, except warranty claims which are covered under Article VII, the parties shall be represented by none other than the following named representatives:

   For Builder:   Mr. John Dane, III

   For Purchaser: Mr. John McCown
                  Mr. Charles R. Cushing

   Within thirty (30) days of the Effective Date, Purchaser will provide Builder with a listing of those individuals authorized to execute Change Orders an behalf of Purchaser. Such listing shall include the names of the authorized individuals and their monetary limitation on Change Orders that such individuals may execute on behalf of Purchaser.

   Each party agrees that at least one of its above-named representatives shall be available for consultation during normal working hours. Purchaser and Builder agree that no one other than their respective named representatives shall be considered as their authorized agent with power or authority to bind them, respectively. Except as may be herein authorized, no change or modification to this Contract or the Contract

   Documents shall be valid or enforceable unless in writing and signed by one of the above designated representatives of each party.

   Any other person may be designated to represent either Purchaser or Builder upon written notice of such designation accomplished in accordance with the notice provisions of this Article XIII.

   ARTICLE XIV - LENDER COOPERATION:

   Builder agrees to cooperate with Purchaser in complying with all reasonable provisions in the Loan Agreement without (i) adversely affecting any rights of Builder under this Contract, or (ii) altering any material provisions of this Contract; provided, however, that the lender shall enter into an Intercreditor Agreement (the "Intercreditor Agreement") with Builder in substantially the for of Exhibit "F" attached hereto.

   ARTICLE XV - CONSTRUCTION:

   The headings of the Articles, Exhibits or other provisions have been inserted as a convenience for reference only and are not to be considered in any construction or interpretation of this Contract.

   ARTICLE XVI- LAW APPLICABLE:

   This Contract shall be governed by and interpreted under the law of the State of Louisiana and, to the extent applicable, federal maritime law.

   ARTICLE XVII - ASSIGNMENT:

   Subject to the terms and conditions contained herein, this Contract may be assigned by Purchaser to any related or affiliated company of Purchaser (if more than 50% owned), provided that Purchaser shall execute a guaranty, in form and substance acceptable to Builder, in which Purchaser unconditionally guarantees the performance of all obligations of such assignee or transferee under this Contract. Purchaser may also assign this contract to a lender as described in Article XIV hereof.

   No other assignment by Purchaser of this Contract may be made without the prior written consent of Builder.

   All obligations of Builder herein are subject to compliance with all applicable laws and regulations of the United States government and agencies thereof and, if required, the prior approval of the Departments of Commerce, Transportation, Defense or State.

   ARTICLE XVIII - MISCELLANEOUS:

   The Contract Documents constitute the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral. The invalidity or un-enforceability of any phrase, sentence, clause or article in this Contract shall not affect the validity or enforceability of the remaining portions of this Contract, or any part thereof.

   ARTICLE XIX - DISPUTES PROVISION:

   Any dispute, difference or disagreement between Builder and Purchaser arising out of the performance of this Contract and not otherwise provided for in Article I or the last paragraph of this Article XIX, this Contract shall promptly be referred to arbitration as described in this Article XIX upon notice given by either party hereto. Within ten (10) days after the party instituting arbitration (the "Instituting Party") has so notified the other, the Instituting Party shall appoint one arbitrator and notify the other party of such appointment. Within ten (10) days after receipt of notice of selection of one arbitrator, the other party shall appoint one arbitrator, and the two arbitrators so selected shall then select a third arbitrator (collectively, the "Arbitrators"). The Arbitrators shall be business people. If within ten (10) days, the two arbitrators so selected shall not have selected a third arbitrator, either the Builder or Purchaser may request the American Arbitration Association to select such third arbitrator. The Arbitrators shall take an oath of impartiality, and the decision of a majority of the Arbitrators selected by either method aforementioned shall be final and binding upon both parties; provided, however, the Arbitrators shall be bound by the provisions of this Contract where applicable and shall have no authority to alter any such provision in any way. Any decision, award or remedy by the Arbitrators that is in contravention of the provisions of this Contract, including but not limited to the limitations on consequential damages, punitive damages, liquidated damages and warranty, shall not be binding on the parties hereto. Any such arbitration shall be conducted in New Orleans, Louisiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided, any arbitration instituted pursuant to this Article XIX shall be subject to the Federal Rules of Civil Procedure and the Federal Rules of Evidence, including the provisions of such rules governing production of evidence and discovery. Expedited arbitration shall be utilized wherever permitted by these rules. The arbitration decision shall be binding on the parties hereto.

   Unless otherwise provided in this Contract, pending final decision of a dispute under arbitration, the Builder and Purchaser shall respectively proceed diligently with the performance of the Contract. It is further agreed that performance of the obligations of the parties (including Purchaser's obligation otherwise to make progress payments) shall not be withheld pending final decision of any dispute.

   Irrespective of the foregoing, demand for arbitration shall be made within a reasonable time of the dispute giving rise to the arbitration. Arbitration instituted pursuant to this Article XIX shall be limited to those disputes relating to a particular Vessel arising prior to the earlier of (i) the actual date of delivery of the Vessel to Purchaser, or
   (ii) the date of notice to Purchaser that the Vessel is complete and available for redelivery in accordance with the Contract Documents (such date the "Completion Date"); provided, in no event may such demand for arbitration be made more than thirty (30) days subsequent to the Completion Date.

   ARTICLE XX TITLE:

   Builder and Purchaser agree that (a) title to the work for the Vessel shall vest in Purchaser as and when performed, (b) title to the materials shall vest in Purchaser as and when delivered to Builder or its subcontractor's yard; and (c) title to the components of the Vessel shall rest in Purchaser as and when fabricated. Builder shall ensure that such title is free and clear of all liens and claims of third parties other than liens or claims arising as a result of Purchaser's actions. Notwithstanding the transfer of ownership to Owner of all or any part of the Vessels or their materials or components, neither Owner, nor the Bank (or any party acting on behalf of Bank) shall be entitled to delivery of possession of the Vessels unless (a) they are in compliance with this Contract, (b) the conditions precedent to such delivery or possession set forth in the Intercreditor Agreement have been satisfied in full, and (c) Builder has received payment in accordance with this Contract.

   Builder shall mark or stamp on all materials the hull number of the Vessel of which such materials will form a part upon the delivery of such materials to the Builder's Yard or, alternatively, will maintain records which will identify with certainty all such materials with the hull number of the Vessel. Builder shall mark or stamp on all components the hull number of the Vessel of which such components will form a part, upon the commencement of the fabrication thereof, or, alternatively, will maintain records which will identify with certainty all such components with the hull number of the Vessels.

   IN WITNESS HEREOF, the parties hereto have executed this Contract as of the day and year first above written.

   BUILDER:


   /s/ John Dane, III                   __________________________________
   By: John Dane, III                      Witness
   Title: President



   GUARANTOR:


   /s/ John Dane, III                   __________________________________
   By: John Dane, III                      Witness
   Title: President


   PURCHASER:


   /s/ John D. McCown                   __________________________________
   By: John D. McCown                      Witness
   Title: President

                                   Exhibit  A


   CONTRACT DOCUMENTS:

   This Contract

   Specifications, dated  December 26, 1996,  Exhibit "A-1"

   Contract Guidance Drawings as listed in Table 1.9-1 of the Specifications in (b) above:

     C.R. Cushing & Co., Inc.

     Drawing Number                Description
     2019-S1-3-1                   General Arrangement
     2019-S11-11-0                 Midship Section
     2019-S11-11-1                 Transverse Sections
     2019-S11-6                    Scantling Plan, Deck
     2019-S11-5                    Transverse Bulkheads
     2019-S11-17                   Scantling Plan, Profile
     2019-S5-0-1                   Lines Plan, Forward
     2019-S5-0-2                   Lines Plan, Aft
     2019-S5-0-3                   Table of Offsets
     2019-S12-1                    Mooring and Towing Fittings
     2019-S62-1                    Electrical One Line Diagram


   PRICE AND PAYMENT SCHEDULE

   The Contract Price for the Work is FIVE MILLION SEVEN HUNDRED SIXTY EIGHT THOUSAND EIGHT HUNDRED AND SIX AND NO/100 DOLLARS ($5,768,806.00) per Vessel

   1. Payment Schedule for each Vessel (with no earlier than # of days from the Effective Date for the first Vessel; add 70 days for second Vessel to get no earlier than # of days):

   PAYMENT NO.                DESCRIPTION                          AMOUNT

   1                          Down Payment                           10%

   2                          Receipt of approx. 1100
                              tons of steel (15)                     10%

   3                          Start Fabrication (30)                 10%

   4                          Completion of 40% of Hull Modules
                              (not completely welded) (60)           10%


   5                          Receipt of an additional
                              1,100 tons (75)                        10%

   6                          Start erection of Modules
                              on Shipway (75)                        10%

   7                          Setting of Bow Module
                              (90)                                   10%

   8                          Setting of Stern Module
                              (100)                                  10%

   9                          Launch (120)                           10%

   10                         Delivery (130)                    10% - Balance


   PLACE OF DELIVERY:

   The Vessels shall be delivered to Owner safely afloat at the Gulf Coast Fabrication shipyard in Pearlington, Mississippi or such other location to be mutually agreed by Builder and Owner in accordance with Article III of this Contract.

   DATE OF DELIVERY:

   The Date of Delivery for the first Vessel shall be two hundred and ten
   (210) days after the Effective Date. The Date of Delivery of the second Vessel shall be the earlier of seventy days from the date that the first Vessel was delivered or two hundred and eighty (280) after the Effective Date.

   V.     LIQUIDATED DAMAGES:

   As more specifically set forth in Article III of this Contract, liquidated damages are $3,000.00 per day with a total not to exceed FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) per Vessel.